Filed Pursuant to Rule 433

Registration No. 333-287779

$500,000,000 5.050% Senior Notes due 2035 (the “2035 Notes”)

$750,000,000 5.700% Senior Notes due 2055 (the “2055 Notes”)

PRICING TERM SHEET

July 21, 2025

TERMS APPLICABLE TO THE 2035 NOTES AND THE 2055 NOTES

Issuer:	The Travelers Companies, Inc.

Expected Ratings:*	Moody’s: A2 (stable) / S&P: A (stable) / Fitch: A (stable)

Trade Date:	July 21, 2025

Settlement Date (T+3):	July 24, 2025

Interest Payment Dates:	January 24 and July 24, commencing January 24, 2026

Joint Book-Running Managers:	BofA Securities, Inc.
BNY Mellon Capital Markets, LLC
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
U.S. Bancorp Investments, Inc.

Co-Managers:	Citigroup Global Markets Inc.
TD Securities (USA) LLC
Barclays Capital Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Truist Securities, Inc.
Wells Fargo Securities, LLC
Academy Securities, Inc.
Siebert Williams Shank & Co., LLC
Independence Point Securities LLC
R. Seelaus & Co., LLC

TERMS APPLICABLE TO THE 2035 NOTES

Title of Securities:	5.050% Senior Notes due 2035

Security Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Aggregate Principal Amount:	$500,000,000

Maturity Date:	July 24, 2035

Public Offering Price:	99.876% of the principal amount

Coupon:	5.050%

Benchmark Treasury:	UST 4.250% due May 15, 2035

Benchmark Treasury Price / Yield:	99-02+; 4.366%

Re-offer Spread to Benchmark Treasury:	70 bps

Yield to Maturity:	5.066%

Optional Redemption:

Make-Whole Call:	Treasury Rate plus 15 bps (prior to April 24, 2035)

Par Call:	On or after April 24, 2035 (three months prior to maturity)

CUSIP / ISIN:	89417E AT6 / US89417EAT64

TERMS APPLICABLE TO THE 2055 NOTES

Title of Securities:	5.700% Senior Notes due 2055

Security Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Aggregate Principal Amount:	$750,000,000

Maturity Date:	July 24, 2055

Public Offering Price:	99.502% of the principal amount

Coupon:	5.700%

Benchmark Treasury:	UST 4.625% due February 15, 2055

Benchmark Treasury Price / Yield:	95-06+; 4.935%

Re-offer Spread to Benchmark Treasury:	80 bps

Yield to Maturity:	5.735%

Optional Redemption:

Make-Whole Call:	Treasury Rate plus 15 bps (prior to January 24, 2055)

Par Call:	On or after January 24, 2055 (six months prior to maturity)

CUSIP / ISIN:	89417E AU3 / US89417EAU38

It is expected that delivery of the notes will be made against payment therefor on or about July 24, 2025, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the first business day before the delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the first business day before the delivery of the notes should consult their own advisors.

*

Note: An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc. toll-free at 1-800-294-1322, BNY Mellon Capital Markets, LLC toll-free at 1-800-269-6864, HSBC Securities (USA) Inc. by telephone at 1-866-811-8049, J.P. Morgan Securities LLC collect at 1-212-834-4533 or U.S. Bancorp Investments, Inc. by telephone at 1-877-558-2607.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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